EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
The following is a listing of the significant subsidiaries of Acacia Research Corporation:

Jurisdiction of Incorporation

Acacia Research Group LLC, formerly Acacia Patent Acquisition LLC and subsidiaries	Delaware
Benchmark Energy II LLC	Delaware
Deflecto, LLC	Delaware
Acacia Research Group LLC wholly owns multiple consolidated operating subsidiaries that are included in Acacia Research Corporation's consolidated financial statements included elsewhere herein, each of which are separate and distinct legal entities, and all of which are in the patent acquisition, development, licensing and enforcement business. All of the operating subsidiaries wholly owned by Acacia Research Group LLC operate in the United States.
Deflecto, LLC wholly owns multiple consolidated operating subsidiaries that are included in Acacia Research Corporation's consolidated financial statements included elsewhere herein, each of which are separate and distinct legal entities, and operate in the air distribution, safety products or office products business. The operating subsidiaries wholly owned by Deflecto, LLC operate in and outside of the United States.